UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2011

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida		34108-2710
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2011, Knoxville HMA Holdings, LLC (“HMA Knoxville”) and certain subsidiaries of HMA Knoxville (the “Subsidiary Guarantors”) entered into a Credit Agreement (the “Credit Agreement”) with SunTrust Bank, as Administrative Agent, Lender, Swingline Lender and Issuing Bank, and Deutsche Bank Trust Company Americas, The Royal Bank of Scotland PLC, Wells Fargo Bank, N.A., Bank of America, N.A. and Barclays Bank PLC, as Lenders. HMA Knoxville is a wholly-owned subsidiary of Health Management Associates, Inc. (the “Company”). Capitalized terms not defined in this Current Report on Form 8-K have the meanings set forth in the Credit Agreement.

The Credit Agreement consists of a $360 million term loan facility and a $150 million revolving credit facility. The Credit Agreement was entered into to facilitate HMA Knoxville’s September 30, 2011 acquisition of substantially all of the assets of seven general acute care hospitals and certain related ancillary health care operations in east Tennessee from Mercy Health Partners, Inc., a subsidiary of Catholic Health Partners. Borrowings under the Credit Agreement are evidenced by Promissory Notes. Borrowings under the revolving credit facility of the Credit Agreement may only be used by HMA Knoxville for its working capital and general corporate purposes. The Credit Agreement expires on September 30, 2014 or such earlier date that the Company refinances or extends the term of its existing $3.25 billion variable rate senior secured credit facilities.

The term loan facility under the Credit Agreement requires HMA Knoxville to make principal payments of $4.5 million at the end of each calendar quarter, with the first such payment due on December 31, 2011. Additionally, beginning with the year ending December 31, 2012, HMA Knoxville must make annual principal payments under the term loan facility of the Credit Agreement in an amount equal to 50% of HMA Knoxville’s Consolidated Excess Cash Flow. A balloon payment for the remaining outstanding balance under the term loan facility of the Credit Agreement is due on September 30, 2014 or such earlier date that the Credit Agreement terminates.

The revolving credit facility under the Credit Agreement allows HMA Knoxville to borrow and repay, on a revolving basis, up to an aggregate of $150 million (including $5 million in standby letters of credit and $10 million in Swingline Loans). Availability under the revolving credit facility of the Credit Agreement will be reduced to $50 million on September 30, 2012. Amounts outstanding under the revolving credit facility of the Credit Agreement may be repaid at HMA Knoxville’s option at any time, in whole or in part, without penalty. Contemporaneous with the finalization of the Credit Agreement, HMA Knoxville borrowed $10.7 million under the revolving credit facility of the Credit Agreement on September 30, 2011. Such amount was used to pay closing costs associated with the Credit Agreement and provide start-up working capital to HMA Knoxville and its subsidiaries.

Interest under the Credit Agreement, which is payable quarterly in arrears, is calculated using the prime rate (i.e., the Base Rate) or LIBOR. The effective interest rate includes a spread above the Base Rate or LIBOR, as applicable. The amount of the interest rate spread is subject to modification based on HMA Knoxville’s Consolidated Leverage Ratio. HMA Knoxville may elect differing interest rates for the term loan facility and the revolving credit facility of the Credit Agreement. As of October 6, 2011, both the $360 million borrowed under the term loan facility of the Credit Agreement and the initial $10.7 million borrowing under the revolving credit facility of the Credit Agreement bear interest based on the LIBOR option (i.e., an effective interest rate of approximately 4.2%). Throughout the Credit Agreement’s term, HMA Knoxville is obligated to pay a commitment fee based on the unused availability under the revolving credit facility of the Credit Agreement.

The Credit Agreement contains representations, warranties, covenants, indemnities, events of default and related cure provisions that are customarily found in similar transactions. Additionally, HMA Knoxville is required to comply with certain consolidated financial covenants during the term of the Credit Agreement, including maintaining: (i) a quarterly Minimum EBITDA level; (ii) a quarterly minimum Consolidated Leverage Ratio beginning with the quarter ending December 31, 2012; and (iii) a quarterly minimum Consolidated Fixed Charge Coverage Ratio beginning with the quarter ending March 31, 2012.

Pursuant to the related Security Agreement and various deeds of trust, borrowings under the Credit Agreement are secured by substantially all of HMA Knoxville’s and the Subsidiary Guarantors’ real property and other tangible and intangible assets and are guaranteed as to payment by the Subsidiary Guarantors.

The above summary of the terms of the Credit Agreement and the Security Agreement is qualified in its entirety by reference to the actual text of such agreements, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On September 30, 2011, HMA Knoxville completed the acquisition of substantially all of the assets of seven general acute care hospitals and certain related ancillary health care operations in east Tennessee. The terms of such acquisition are described in: (i) Item 1.01 of this Current Report on Form 8-K; (ii) Item 1.01 of the Company’s Current Report on Form 8-K dated June 30, 2011; and (iii) Exhibit 2.1 to the Company’s Current Report on Form 8-K/A dated June 30, 2011 and previously filed on August 1, 2011, each of which are incorporated into this Current Report on Form 8-K by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH MANAGEMENT ASSOCIATES, INC.

Date: October 6, 2011	By:	/s/ Robert E. Farnham
Robert E. Farnham
Senior Vice President-Finance